Exhibit 99.1

IXYS Corporation Announces Results for the September 2014 Quarter

Highlights:

  Revenues for the quarter ended September 30, 2014 were up more than half a million dollars over the September 2013 quarter. Net revenues for the six-month period were at $174.5 million, an increase of $17.4 million or 11.1%, from the comparable prior fiscal year period.
  Quarterly net income increased $2.4 million over the September 2013 quarter. Net income for six months was $9.3 million, an increase of $4.0 million, or 73.9%, compared to the same period in the prior fiscal year.
  Gross profit margin for the quarter ended September 30, 2014 was 30.3%, an increase of 1.9 percentage points from the gross profit margin in the June 2014 quarter.
  IXYS declared a $0.035 per share dividend, highlighting the eighth consecutive quarter of dividends.

MILPITAS, Calif.--(BUSINESS WIRE)--October 31, 2014--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its second quarter of fiscal year 2015, which ended September 30, 2014.

Net revenues for the quarter ended September 30, 2014 were $86.4 million, up $534,000 from $85.9 million in net revenues for the September 2013 quarter.

For the six months ended September 30, 2014, IXYS reported net revenues of $174.5 million, an increase of $17.4 million, or 11.1%, as compared to net revenues of $157.1 million for the same period in the prior fiscal year.

“Over the last year, organic growth has been achieved through a diversified product platform, strong customer relationships, new sales and marketing initiatives and increased cross-selling. Offering products across 90% of the power spectrum, we maintain our front-runner advantage in power semiconductors and ICs, while advancing our microcontrollers and ICs for power management and energy sustainable products. Additionally, we implemented our global manufacturing strategy through consolidation and outsourcing, and by seeking synergies and achieving better manufacturing utilization, all of which contributed to improved profitability,” commented Dr. Nathan Zommer, Chairman, CEO and Founder of IXYS.

Net income for the quarter ended September 30, 2014 was $5.7 million, or $0.18 per diluted share, an increase of $2.4 million, or 69.9%, as compared to net income of $3.4 million, or $0.11 per diluted share, for the same period in the prior fiscal year. Sequentially, net income in the September 2014 quarter increased by $2.2 million from net income of $3.6 million in the June 30, 2014 quarter.

Net income for the six months ended September 30, 2014 was $9.3 million, or $0.29 per diluted share, an increase of $4.0 million, or 73.9%, as compared to net income of $5.4 million, or $0.17 per diluted share, for the same period in the prior fiscal year.

The September 2014 quarter non-GAAP net income, which excludes the impact of expenses for the amortization of acquired intangible assets and stock compensation, was $7.6 million, or $0.23 per diluted share. This is an increase of $328,000, as compared to the non-GAAP net income for the same period in the prior fiscal year.

Gross profit for the quarter ended September 30, 2014 was $26.2 million, or 30.3% of net revenues, as compared to gross profit of $27.9 million, or 32.5% of net revenues, for the same quarter in the prior fiscal year. Sequentially, the gross profit margin rose by 1.9 percentage points from the June 2014 quarter.

“Improvements have been achieved through sales of higher-margin products, as well as cost cutting, consolidation of manufacturing for better efficiency, and prudent realization of our pricing strategy. Margin expansion will continue to be a focus for us going forward,” noted Uzi Sasson, President and Chief Financial Officer of IXYS.

Gross profit for the six months ended September 30, 2014 was $51.2 million, or 29.3% of net revenues, as compared to a gross profit of $49.0 million, or 31.2% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $125.6 million at September 30, 2014, an increase of $26.9 million as compared to March 31, 2014. This increase includes an additional $30 million drawdown on our existing bank credit line.

In the September 2014 quarter, the company declared a $0.035 per share dividend, highlighting the eighth consecutive quarter of dividends.

“Global market volatility persists, with modest growth potential in the U.S. offset by weakness in emerging markets and many European and Asian economies. As a result, our customer base is reluctant to provide long-term demand projections, instead placing orders on an as-needed basis. Many of our competitors face the same constraints. Without this visibility, we prefer to offer conservative guidance. We expect revenues in the December 2014 quarter to be somewhat lower than in the September 2014 quarter, as we enter the cyclically slower holiday season, punctuated by fewer selling days as well as customers seeking to rationalize their inventory and hold cash reserves prior to year end,” stated Mr. Sasson.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the second quarter of fiscal 2015, ended September 30, 2014, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the September 2014 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses results in a financial presentation for the company without the effect of these non-cash charges. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income and non-GAAP net income per share differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the maintenance of our front-runner advantage, our focus on margin expansion, market volatility, growth and weakness in markets and economies, demand projections, orders, competitive conditions, visibility, seasonality, customer behavior regarding inventory and cash and our revenues in the December 2014 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended June 30, 2014. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	March 31,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$125,637	$98,775
Accounts receivable, net	42,419	45,707
Inventories, net	93,145	93,028
Prepaid expenses and other current assets	3,675	9,520
Deferred income taxes	7,782	7,975
Total current assets	272,658	255,005
Plant and equipment, net	48,010	50,569
Other assets	50,662	53,292
Deferred income taxes	24,569	24,316

Total assets	$395,899	$383,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$1,527	$2,468
Current portion of notes payable to bank	969	1,028
Accounts payable	14,659	15,684
Accrued expenses and other current liabilities	36,374	50,166
Total current liabilities	53,529	69,346
Capitalized lease and other long term obligations, net of current portion	56,779	27,659
Pension liabilities	13,882	15,545
Total liabilities	124,190	112,550

Common stock	381	380
Additional paid-in capital	150,103	147,508
Retained earnings	124,953	117,715
Accumulated other comprehensive income	(3,728)	5,029
Stockholders' equity	271,709	270,632

Total liabilities and stockholders' equity	$395,899	$383,182

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net revenues	$86,435	$85,901	$174,515	$157,087
Cost of goods sold	60,265	58,000	123,345	108,049
Gross profit	26,170	27,901	51,170	49,038
Operating expenses:
Research, development and engineering	6,948	7,453	14,198	15,140
Selling, general and administrative	10,713	10,583	21,477	20,626
Amortization of intangibles	1,419	3,425	3,126	3,671
Total operating expenses	19,080	21,461	38,801	39,437
Operating income	7,090	6,440	12,369	9,601
Other income (expense), net	1,892	(1,696)	1,737	(1,952)

Income before income tax provision	8,982	4,744	14,106	7,649
Provision for income tax	3,235	1,361	4,784	2,287
Net income	$5,747	$3,383	$9,322	$5,362

Net income per share - basic	$0.18	$0.11	$0.30	$0.17

Weighted average shares used in per share calculation - basic	31,499	31,127	31,439	31,037

Net income per share - diluted	$0.18	$0.11	$0.29	$0.17

Weighted average shares used in per share calculation - diluted	32,235	31,849	32,142	31,737

Reconciliation of net income to Non-GAAP net income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income	$5,747	$3,383	$9,322	$5,362

Amortization of intangible assets	1,419	3,425	3,126	3,671
Stock compensation expense	446	476	909	939
Non-GAAP net income	$7,612	$7,284	$13,357	$9,972

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income per share, diluted	$0.18	$0.11	$0.29	$0.17

Amortization of intangible assets	0.04	0.11	0.10	0.12
Stock compensation expense	0.01	0.01	0.03	0.03
Non-GAAP net income per share, diluted	$0.23	$0.23	$0.42	$0.32

Weighted average shares used in per share calculation, diluted	32,235	31,849	32,142	31,737

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO